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                                                               EXHIBIT 10.5

                                SUMMIT DESIGN, INC.
                               EMPLOYMENT AGREEMENT


     This agreement (the "Agreement") is entered into as of August 12, 1996, effective as of such date, between SUMMIT DESIGN, INC., a Delaware corporation (the "Company") and Larry J. Gerhard ("Gerhard").

1. EMPLOYMENT AND DUTIES. The Company hereby employs Gerhard to serve and perform in the role of President and Chief Executive Officer reporting to the Board of Directors of the Company (the "Board"). Gerhard agrees to perform the duties of these positions to the best of his ability, and to devote full time and attention to the transaction of the Company's business.

2.   TERM.

     (a) This Agreement shall have a term of four (4) years, unless terminated in accordance with subsections 2(b) - (f) below. Both parties acknowledge that the employment created herein is employment "at will" and may be terminated with or without cause under the terms stated herein.

     (b) This Agreement may be immediately terminated by the Board in the event Gerhard engages or becomes engaged in any criminal practice which the Board reasonably determines is detrimental or harmful to the good name, goodwill or reputation of the Company, or which does or could adversely affect the interests of the Company. Termination under this subsection 2(b) shall be "Termination for Cause."

     (c) This Agreement may be terminated by the Company for Convenience and by Gerhard for Construction. In such event, the Company shall pay Gerhard $25,000.00 per month plus all then-current benefits for twenty-four (24) months after the date of such termination; provided however, that if Gerhard accepts full-time employment from another party prior to the expiration of twenty-four (24) months after such termination, the Company's obligations under this subsection 2(c) shall immediately terminate.

     (d) For purposes of subsection 2(c), "Convenience" and "Construction shall have the following meanings:

          (i) "Convenience" shall mean termination of this Agreement by the Company for any reason other than (A) a Termination for Cause or (B) as a result of Gerhard's death or disability.

          (ii) "Construction" shall mean, without Gerhard's express written consent, (A) a reduction of Gerhard's duties, authority or responsibilities relative to Gerhard's duties, authority and responsibilities as in effect immediately prior to such reduction; (B) a substantial reduction, without good business reasons, of the facilities and perquisites available to Gerhard immediately prior to such reduction; (C) a reduction by the Company in Gerhard's base salary as in effect immediately prior to such reduction; or
(D) a material reduction by the Company in the kind or level of employee benefits to which Gerhard is entitled immediately prior to such reduction.


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     (e)  In the event of a merger, consolidation or sale of all or substantially all of the assets of the Company and its subsidiaries, Gerhard shall serve as President and Chief Executive Officer of the successor company, and all terms of this Agreement shall apply. In the event that Gerhard is not elected to serve in this role and under these terms, then this Agreement shall automatically terminate on the date of the closing of such transaction, and Gerhard shall receive $25,000.00 per month, plus all then-current benefits, for twenty-four (24) months after such date.

     (f) In the event that Gerhard voluntarily resigns, other than upon a termination of this Agreement for Construction or disability, prior to the expiration of the four-year term of this Agreement, this Agreement shall automatically terminate on the date of such resignation. Gerhard agrees to provide to the Board a minimum of three (3) months prior written notice of any such voluntary resignation.

     (g) This Agreement shall automatically terminate upon termination of Gerhard's employment as a result of Gerhard's disability or death.

     (h) Termination of this Agreement shall not release Gerhard from any obligations under Sections 2(f) (if applicable), 4, 5, 6 and 7 hereof; or the Company from any obligations under Sections 2(c) or 2(e) hereof, as applicable.

3. COMPENSATION. In consideration of the services to be performed by Gerhard, the Company agrees to pay Gerhard compensation consisting of the following:

     (a) Base salary of $25,000.00 per month and reviews for change in the first fiscal quarter of each fiscal year.

     (b) Annual bonus of $75,000 (commencing and applicable to the year ended December 31, 1996) payable upon publishing audited annual financial statements for the year then ended as follows:

          FOR 1996: If, but only if, total revenue for 1996 exceeds $19,600,000 FOR 1997: If, but only if, total revenue for 1997 exceeds $26,500,000 FOR 1998 AND THEREAFTER: If, but only if, total revenue for the applicable year exceeds the annual revenue target determined by the Board in the fourth fiscal quarter of the fiscal year preceding the applicable year, based on the Company's annual revenue plan for the applicable year and the two highest annual revenue plans proposed by financial analysts for such year.

     (c) An initial grant of an option (the "Initial Option") to purchase up to 75,000 shares of the Company's common stock ("Stock") at an exercise price equal to the price to the public of the Stock as set forth on the cover of the Company's prospectus in connection with its initial public offering ("IPO"). Twenty-five percent (25%) of the shares subject to the Initial


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Option shall vest twelve months after the date of grant and one forty-eighth
(1/48th) of the shares subject to the Initial Option shall vest at the end of each month thereafter, so that all of the shares subject to the Initial Option shall be vested four (4) years after the date of grant.

     (d) All benefits as specified in the Company's handbook and that are in effect generally for the executive officers of the Company. These benefits include 100% medical and dental coverage for Gerhard and his wife and children under the Company's Blue Cross/Blue Shield plan, disability, accidental death and dismemberment and life insurance as specified in the employee handbook, the Company sponsored 401(k) retirement savings plan as provided to all employees and four (4) weeks vacation per year as specified in the Employee handbook. Gerhard shall also be entitled to reimbursement (including any necessary tax gross up) for plan deductibles and all other medical/dental expenses not covered under the Company's benefit plans, except for elective cosmetic surgery.

4. CONFIDENTIALITY. Gerhard acknowledges that certain customer lists, design work, and related information, equipment, computer software, and other proprietary products and information, whether of a technical or non-technical nature, including but not limited to schematics, drawings, models, photographs, sketches, blueprints, printouts, and program listings of the Company (collectively referred to as "Technology"), were and will be developed by the Company at great expense and over lengthy periods of time, are secret and confidential, are unique and constitute the exclusive property and trade secrets of the Company, and any use or disclosure of such Technology, except in accordance with and under the provisions of this or any other written agreements between the parties, would be wrongful and would cause irreparable injury to the Company. Gerhard hereby agrees that he will not, at any time, without the express written consent of the Company, publish, disclose, or divulge to any person, firm, or corporation, any of the Technology, nor will Gerhard use, directly or indirectly, for Gerhard's own benefit or the benefit of any other person, firm, or corporation, any of the Technology, except in accordance with this Agreement or other written agreements between the parties.

5. INVENTIONS. All original written materials, including without limitation programs, charts, schematics, drawings, tables, tapes, listings, and technical documentation, that have been or shall be prepared partially or solely by Gerhard in connection with employment by the Company shall belong exclusively to the Company.

6. RETURN OF DOCUMENTS. Gerhard acknowledges that all originals and copies of records, reports, documents, lists, plans, drawings, memoranda, notes, and other documentation related to the business of the Company or containing any confidential information of the Company shall be the sole and exclusive property of the Company, and shall be returned to the Company upon the termination of Gerhard's employment with the Company for any reason whatsoever or upon the written request of the Company.

7. COMPLIANCE. Gerhard agrees to comply with all of the Company's written employment policies, guidelines, and procedures as contained in the Company's employment manual, including revisions and additions thereto.


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8.   INJUNCTION.  In addition to all other legal rights and remedies, the
Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief of any actual or threatened violation of any term hereof without requirement of bond, as well as an equitable accounting of all profits or benefits arising out of such violation.

9. WAIVER. The waiver of either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof.

10. DISPUTES. The legal relations of the parties hereunder, and all other matters hereunder, shall be governed by the laws of the State of Delaware. Unresolved disputes shall be resolved in a court of competent jurisdiction in Washington County, Oregon, and all parties hereto consent to the jurisdiction of such court.

10. BOARD APPROVAL. The effectiveness of this Agreement shall be subject to the prior approval of the Board.

11. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings, written or oral between the parties hereto pertaining to the subject matter hereof. No modification of amendment hereof is effective unless in writing and signed by both parties.


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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

"COMPANY":                         SUMMIT DESIGN, INC.
                                   a Delaware Corporation

                                   By:    /s/ Mark Stevens
                                       ---------------------------------------
                                   Name:      Mark Stevens
                                         -------------------------------------
                                   Title:     Member of the Board of Directors
                                          ------------------------------------


"GERHARD":                              /s/ Larry Gerhard
                                   ---------------------------------------
                                   Larry J. Gerhard



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